Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG ENERGY, INC. NAMES DAVID CRANE PRESIDENT AND CEO

MINNEAPOLIS; October 21, 2003 – David W. Crane has been appointed President and Chief Executive Officer of NRG Energy, Inc., effective December 1, 2003. Crane currently serves as Chief Executive Officer of London-based International Power.

“David’s extensive experience in the energy industry and strategic viewpoint make him extremely qualified to lead NRG,” said Scott J. Davido, General Counsel, Secretary and Chairman of the Board. “He is the ideal leader to build on NRG’s strengths.”

“We conducted an exhaustive search over several months and David was a clear standout,” said James K. Schaeffer, Chairman of NRG’s Official Creditors’ Committee, who with NRG’s Board of Directors led the search for a new CEO. “David has a strong record of solving business challenges and delivering effective strategies.”

Prior to joining International Power in 2000, Crane was a Senior Vice President in the Global Power Group at Lehman Brothers. From 1991 to 1996, he worked in various positions at ABB Energy Ventures, including serving as Vice President for the Asia-Pacific Region.

Crane earned a Bachelor of Arts Degree from Princeton University’s Woodrow Wilson School of Public and International Affairs and a Juris Doctor degree from Harvard Law School.

The appointment is subject to bankruptcy court approval.

John R. Boken, Senior Director of restructuring firm Kroll Zolfo Cooper LLC, who has served as NRG’s Interim President and Chief Operating Officer since the company’s Chapter 11 filing earlier this year, will continue with his Chief Operating Officer duties for a transitional period.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the United States. Its operations include competitive energy production and cogeneration facilities, thermal energy production and energy resource recovery facilities.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to statements regarding NRG’s future prospects and its future positioning the independent power industry. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements above include, among others, general economic conditions and conditions in the independent power industry, and NRG’s ability to emerge from Chapter 11 as planned.

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The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission.

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Contacts:	Media Inquiries Lesa Bader, 612.373.6992

Investor Inquiries Paul Barbian, 612.373.8815